Exhibit 99.1

MAP Pharmaceuticals Announces Completion of Enrollment in Phase 3 Clinical

Trial of MAP0004 in Patients with Migraine

MOUNTAIN VIEW, Calif., January 26, 2009 — MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced that it has completed patient enrollment in the efficacy portion of its initial Phase 3 clinical trial evaluating MAP0004, the company’s novel, orally inhaled product candidate for the acute treatment of migraine.

“In our Phase 2 clinical trial, MAP0004 demonstrated the potential to be both fast acting and long-lasting, providing pain relief in as fast as ten minutes with relief lasting for 24 and 48 hours, so we believe that MAP0004 has the potential to be a first-line therapy for migraine patients. We would like to thank our investigators as well as their patients for their strong interest and support for studying the potential benefits of MAP0004,” said Timothy S. Nelson, President and Chief Executive Officer of MAP Pharmaceuticals. “We look forward to announcing clinical data from the efficacy portion of the trial in the first half of this year.”

The Phase 3 multi-center, randomized, double-blind, placebo-controlled trial in approximately 850 migraine sufferers is evaluating the safety and efficacy of MAP0004 as a potential acute treatment for migraine. The primary efficacy endpoints are pain relief and freedom from nausea, photophobia and phonophobia as measured at two hours after dosing. The study is also evaluating earliest onset of pain relief, pain relief at 10 minutes, and sustained pain relief and freedom at 24 and 48 hours. Patients enrolled in the trial are being evaluated for the treatment of a single migraine and may continue in a long-term safety arm of the trial, enrollment in which is ongoing. MAP Pharmaceuticals is conducting this first Phase 3 trial pursuant to a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration.

MAP0004 is a novel, orally inhaled acute migraine medication in development which has a multi-targeted mechanism of action, utilizes the company’s proprietary TEMPO® inhaler and is designed to optimize the key characteristics of dihydroergotamine, an active ingredient which has been used to effectively and safely treat migraines for over 60 years. MAP0004 has the potential to provide a faster onset of action than currently available migraine treatments, with sustained pain relief and pain freedom, in an easy-to-use, non-invasive, at-home therapy. In a Phase 2 clinical trial, patients reported pain relief in as fast as 10 minutes, with sustained relief to 24 and 48 hours. The safety data generated to date have shown MAP0004 to be well tolerated with no significant adverse events reported.

Migraine is a common, debilitating neurological disease affecting approximately 30 million people in the United States, according to the National Headache Foundation (NHF). Common symptoms include recurrent attacks of headaches, nausea, vomiting and sensitivity to light and sound. According to the NHF, most migraines last between four and 24 hours, but some last as long as three days. On average, migraine sufferers experience 1.5 migraine attacks monthly, although 25 percent of them experience one or more attacks weekly, according to published studies.

About MAP Pharmaceuticals, Inc.

MAP Pharmaceuticals is dedicated to developing and commercializing new therapies for children and adults suffering from chronic conditions that are not adequately treated by currently available medicines. The company has two product candidates in Phase 3 clinical trials. Unit Dose Budesonide is being developed for the potential treatment of asthma in children, and MAP0004 is being developed for the potential treatment of migraine. MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk, by capitalizing on their known safety, efficacy and commercialization history.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to the development, therapeutic potential, and potential safety and efficacy of MAP Pharmaceuticals’ MAP0004 product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the company’s business, including, without limitation, risks and uncertainties relating to the enrollment, conduct, completion and reporting of clinical trials, as well as risks relating to failure to achieve favorable clinical outcomes, and that MAP0004 will not be approved for commercial use by the United States Food and Drug Administration. The reader is cautioned not to unduly rely on the forward- looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals’ results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q, filed with the SEC on November 13, 2008, and available at http://edgar.sec.gov.

CONTACT:

MAP Pharmaceuticals, Inc.

Nicole Foderaro

Media Contact

415-946-1058

nfoderaro@wcpgobal.com